Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Redemption of Certain Outstanding Notes

NEW YORK – September 23, 2022 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem (i) $750,000,000 aggregate principal amount of its outstanding 3.900% Notes Due 2026 (CUSIP 026874DH7 / ISIN US026874DH71) (the “3.900% Notes”), (ii) all of its outstanding 3.750% Notes Due 2025 (CUSIP 026874DD6 / ISIN US026874DD67) (the “3.750% Notes”) and (iii) $500,000,000 aggregate principal amount of its 2.500% Notes Due 2025 (CUSIP 026874DQ7 / ISIN US026874DQ70) (the “2.500% Notes,” and together with the 3.900% Notes and the 3.750% Notes, the “Notes”) on October 24, 2022 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of each series of Notes a redemption price per $1,000 principal amount of each series of Notes as determined in accordance with the respective indenture governing such series of Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. As of September 22, 2022, $1,500,000,000 aggregate principal amount of the 3.900% Notes, $1,500,000,000 aggregate principal amount of the 2.500% Notes and $521,781,000 aggregate principal amount of the 3.750% Notes were outstanding.

This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by The Bank of New York Mellon, the trustee with respect to the Notes.

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Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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